Enviva Reports 2Q 2023 Results and Provides Progress Update on Cost and Productivity Improvement Initiatives

BETHESDA, Md., August 2, 2023 — Enviva Inc. (NYSE: EVA) (“Enviva,” the “Company,” “we,” “us,” or “our”) today released financial and operating results for second-quarter 2023 and provided a progress update on cost-reduction and productivity improvement initiatives across its operations.

Financial Update:

•Reported a net loss of $55.8 million for second-quarter 2023, as compared to a net loss of $27.3 million for second-quarter 2022; net loss for second-quarter 2023 was in line with the previously disclosed guidance range

•Reported adjusted EBITDA for second-quarter 2023 of $26.0 million as compared to $39.5 million for second-quarter 2022; adjusted EBITDA for second-quarter 2023 was in line with the previously disclosed guidance range

•Reaffirmed net loss guidance range for full-year 2023 of $186 million to $136 million

•Reaffirmed adjusted EBITDA guidance range for full-year 2023 of $200 million to $250 million

•Lowered full-year 2023 total capital expenditures guidance range to $335 million to $365 million, from $365 million to $415 million, representing a decrease of 10% at the midpoint of the ranges; total capital expenditure reductions were primarily driven by updated timing of cash flow spending curves related to the Epes, Alabama (“Epes”) and Bond, Mississippi (“Bond”) projects, partially offset by higher expected spending on several smaller growth projects; the lower spending does not impact the planned in-service dates of Epes (mid-2024) and Bond (mid-2025)

During second-quarter 2023, Enviva significantly heightened its focus on initiatives to improve productivity and costs across its current platform, in conjunction with progressing contract negotiations, including repricing certain legacy contracts, in a constructive pricing environment for both near-term deliveries and long-term, take-or-pay off take contracts.

Key Takeaways:

•Reduced production costs related to wood pellets delivered at port (“DAP”) by $3 per metric ton (“MT”) for second-quarter 2023 as compared to first-quarter 2023, with average DAP cost per MT for the month of June achieving a reduction of approximately $9 per MT as compared to first-quarter 2023

•Initiated a corporate restructuring designed to reduce cash costs by approximately $16 million on an annualized basis

•Sold two shipments to a new credit-worthy European customer for delivery into Poland, a new and emerging market for Enviva

“For the second quarter of 2023, Enviva delivered results in line with our expectations, and we are making progress with initiatives underway to reduce costs and improve productivity across our operations,” said Thomas Meth, President and Chief Executive Officer. “We recently initiated a corporate restructuring that is designed to reduce overhead costs to align our organization with the growth we have ahead of us today. We also reduced our delivered at port cost by $9 per MT in June as compared to the first quarter of this year, but there is certainly more work to be done to achieve our goals for the rest of this year.”

“Along with company-wide cost reductions, we are focused on working with customers to increase our sales price per MT as well as placing our Epes, Alabama plant in service on time and on budget in mid-2024. We are on a journey to bend our cost curve down while driving our production and profitability up, and we believe the work we are focused on currently will strengthen our liquidity and leverage over time, and ultimately support a self-funding growth program.”

Second-Quarter 2023 Financial Results
During the second quarter of 2023, Enviva initiated a series of cost-reduction and productivity-improvement initiatives across its plant and port assets. Operating and financial performance for the month of June began to demonstrate the positive impact of these efforts, as evidenced by DAP cost per MT decreasing by approximately $9 per MT for the month of June as compared to first-quarter 2023.

The table below outlines reported second-quarter 2023 results as compared to second-quarter 2022:

$ millions, unless noted	2Q23	2Q22	Change
Net Revenue	301.9	296.3	5.6
Net Loss	(55.8)	(27.3)	(28.5)
Gross Margin	10.4	16.8	(6.4)
Gross Margin $/Metric Ton	8.02	13.19	(5.17)
Metric Tons Sold (in millions of tons)	1.302	1.275	0.027
Non-GAAP Metrics
Adjusted Gross Margin*	41.4	54.8	(13.4)
Adjusted Gross Margin $/Metric Ton*	31.80	42.94	(11.14)
Adjusted EBITDA*	26.0	39.5	(13.5)
*Adjusted gross margin, adjusted EBITDA, and adjusted gross margin per metric ton are non-GAAP financial measures. For a reconciliation of non-GAAP measures to their most directly comparable GAAP measure please see the Non-GAAP Financial Measures section below

Net revenue for second-quarter 2023 was $301.9 million as compared to $296.3 million for second-quarter 2022, an increase of approximately 2% year-over-year.

Metric tons sold during second-quarter 2023 were 1.302 million MT, as compared to 1.275 million MT during second-quarter 2022, representing a 2% increase in volumes year-over-year. Second-quarter 2023 volumes benefited from our Lucedale, Mississippi plant being fully ramped; however, a scheduled extended outage conducted at Enviva’s Waycross, Georgia plant (“Waycross”), one of Enviva’s top-performing plants, as well as our Amory, Mississippi plant (“Amory”) being offline following tornado damage suffered in March 2023, dampened the aggregate increase in produced volumes. The extended Waycross outage, which included installing improved emissions control equipment, was completed during April and May, with a return to full production in June. Operations at Amory are expected to resume by October 2023.

Production volumes achieved in June 2023 reflect the initial benefits of operational changes being made at certain of Enviva’s plants. In particular, since the latter part of second-quarter 2023, Enviva has been operating the Southampton, Virginia plant (“Southampton”) at half of its nameplate capacity while we retrofit an underperforming dryer line. Southampton had been operating unprofitably for the past several quarters, and with recent changes, Enviva expects the plant to operate on a financial breakeven basis in the second half of 2023. Currently, Enviva is evaluating alternatives to return Southampton to profitability on a go-forward basis.

At Enviva’s Greenwood, South Carolina plant (“Greenwood”), small manufacturing process changes made during second-quarter 2023 (which raised production rates at the facility) and a change in fiber procurement strategy (to include more hardwood purchases) both improved the cost position over a relatively short period of time. As a result, Greenwood is on a path to reach its target production level and cost position during fourth-quarter 2023.

Net loss for second-quarter 2023 was $55.8 million as compared to $27.3 million for second-quarter 2022. The increase in net loss year-over-year was primarily attributable to three factors: (i) higher shipping costs in second-quarter 2023 due to more deliveries into Japan year-over-year, (ii) restructuring costs, including severance expenses, related to the corporate reorganization that was initiated during second-quarter 2023, and (iii) higher interest expense, including interest expense on repurchase accounting, during second-quarter 2023.

Gross margin was $10.4 million for second-quarter 2023 as compared to $16.8 million for second-quarter 2022. The decrease in gross margin year-over-year is primarily driven by higher shipping costs in second-quarter 2023 due to more deliveries into Japan year-over-year, which were partially offset by improvements in fiber costs and plant-level operating costs.

Gross margin per MT for second-quarter 2023 was $8.02 as compared to $13.19 for second-quarter 2022, with the decrease year-over-year attributable to the same factors that impacted gross margin.

Adjusted gross margin for second-quarter 2023 was $41.4 million as compared to $54.8 million for second-quarter 2022. The decrease in adjusted gross margin year-over-year was primarily attributable to higher shipping costs due to more deliveries into Japan year-over-year coupled with lower support payments, which were partially offset by improvements in fiber costs and plant-level operating costs.

Adjusted gross margin per metric ton for second-quarter 2023 was $31.80, as compared to $42.94 for second-quarter 2022. The year-over-year decrease was driven by the same factors that impacted adjusted gross margin.

Adjusted EBITDA for second-quarter 2023 was $26.0 million as compared to $39.5 million for second-quarter 2022. The year-over-year decrease of $13.5 million was primarily driven by the reduction in adjusted gross margin of $13.4 million. Adjusted EBITDA for second-quarter 2023 excludes $2.7 million of cash-based employee severance expenses incurred as part of the Company’s corporate restructuring initiative.

Enviva’s liquidity was $565.6 million as of June 30, 2023, which included cash on hand, including cash generally restricted to funding a portion of the costs of the acquisition, construction, equipping, and financing of our Epes and Bond facilities, as well as availability under our $570.0 million senior secured revolving credit facility.

2023 Guidance

Enviva continues to advance cost-reduction and productivity initiatives designed to improve the financial and operating performance of its fully contracted assets. To that end, Enviva executed a corporate restructuring intended to achieve a leaner operating model with narrowed priorities focused on the core of our business: producing and selling pellets safely, sustainably, and more profitably. As noted above, Enviva incurred $2.7 million of cash-based employee severance expenses in the second quarter of 2023 associated with this restructuring, and we expect to incur approximately $5 million of cash-based severance expenses during the third quarter of 2023. This corporate restructuring is expected to reduce cash costs by approximately $16 million on an annualized basis.

During second-quarter 2023, management was able to reduce DAP cost by approximately $3 per MT as compared to first-quarter 2023, and reduced DAP cost by $9 per MT from first-quarter 2023 to June 2023. As part of management’s execution plan, we are targeting a further $14 to $19 per MT reduction in DAP cost by year-end 2023 as compared to June’s DAP cost of approximately $149 per MT, for a DAP exit run rate of $130 to $135 per MT, adjusted for net calorific value (“NCV”). NCV is a component of our sales price related to the energy content of the fiber in our product and typically ranges from $6 to $8 per MT in additional revenue. DAP improvements are expected to be driven primarily by continued reductions in delivered fiber prices and increases in fixed cost absorption rates, along with further cost discipline in repairs and maintenance expenditures.

Management expects net product sales price per MT to be within a range of $230 to $240 per MT for full-year 2023.

Enviva is maintaining its full-year 2023 net loss guidance range of $186 million to $136 million and its adjusted EBITDA guidance range of $200 million to $250 million, but adjusting expectations for the balance of net income (loss) and adjusted EBITDA between the third and fourth quarters.

Third-Quarter Guidance Update:
Enviva is maintaining its net loss range for third-quarter 2023 of $25 million to $5 million, but revising its adjusted EBITDA guidance range to contemplate (i) an extended outage underway at Enviva’s Ahoskie, North Carolina plant (“Ahoskie”) as part of its planned capacity expansion and (ii) updated shiploading schedules for a selection of vessels that are now expected to load in early October as opposed to the end of September. Adjusted EBITDA guidance for third-quarter 2023 excludes approximately $5.0 million of cash-based severance expenses related to Enviva’s recently initiated corporate restructuring.

As previously disclosed, Enviva is planning to expand Ahoskie’s nameplate capacity by 45%, to approximately 600,000 metric tons per year (“MTPY”) from 410,000 MTPY. Recently, we made the decision to take advantage of a maintenance outage required to repair a main line in Ahoskie’s water supply to install equipment which prepares the site for the upcoming capacity expansion, including adding emissions control equipment. This project is expected to increase costs during the quarter by $3 million and the lost production cost is expected to be approximately $2 million, for a total impact to net income and adjusted EBITDA of approximately $5 million. Together with the shiploading shift from the end of the third quarter to the beginning of the fourth quarter, these two factors are expected to reduce third-quarter 2023 net income (loss) and adjusted EBITDA by approximately $10 million. As a result, adjusted EBITDA guidance for third-quarter 2023 is now expected to be in the range of $60 million to $80 million, lowered by $10 million from the previous expectation of $70 million to $90 million.

Fourth-Quarter Guidance Update:
Enviva is revising its net income and adjusted EBITDA guidance ranges upward for fourth-quarter 2023 to account for the shift in shiploading timing from the third quarter into the fourth quarter. Enviva also deferred higher-priced deliveries in first-quarter 2023 into the fourth quarter. Importantly, there is seasonality to Enviva’s business, whereby the fourth quarter experiences an uptick in biomass consumption due to winter heating demand coupled with seasonal impacts to the amount of solar and wind energy available to power grids. Additionally, historically, we have seen higher commercial value materialize in the fourth quarter, and there are a number of wood pellet supply and demand dynamics that are expected to be supportive of that activity this year.

Enviva’s net income for the fourth quarter is now expected to be in the range of $40 million to $60 million, increased from the previous estimate of $20 million to $40 million. Adjusted EBITDA is now expected to be in the range of $120 million to $140 million, increased from the previous estimate of $110 million to $130 million.

The expected significant step-up in revenue and margin during fourth-quarter as compared to third-quarter 2023 is also underpinned by the following factors: (i) continued improvement in DAP cost per MT, with DAP cost per MT projected to decrease by $14 to $19 per MT during the second half of 2023, (ii) productivity improvements related to production rates at current plants projected to increase MT sold as compared to prior periods, (iii) contract price escalators related to 2022 fully reflected in sales prices per MT, and (iv) repricing of select legacy contracts increasing sales price per MT.

Capital Expenditures Guidance Update:
Enviva has updated full-year 2023 expectations for total capital expenditures (inclusive of capitalized interest), and has reduced and narrowed the range to $335 million to $365 million from $365 million to $415 million, with investments now expected in the following projects:

◦Greenfield site development and construction projects: Updated range to $240 million to $260 million, reduced from previous range of $295 million to $325 million. The lower range is primarily driven by an updated forecast related to cash flow spending curves related to Epes and Bond
◦Expansion and productivity improvements of existing assets: Updated range to $75 million to $85 million, from the previous range of $50 million to $70 million in part due to the Ahoskie expansion work that is currently underway
◦Maintenance capital for existing assets: Maintained expectations of approximately $20 million

Contracting and Market Update

Enviva’s customers are renewing existing contracts and signing new contracts in large part due to the urgent need to reduce lifecycle greenhouse gas emissions from their supply chains and products while securing reliable, affordable, and renewable feedstocks over the long term. There are limited large-scale alternatives available for renewable baseload and dispatchable power and heat generation, and even fewer sustainably sourced feedstocks to substitute in hard-to-abate carbon-intensive industries.

Additionally, the carbon price environment in the European Union remains strong, which reinforces the cost competitiveness of biomass. Wood pellets are currently the cheapest form of thermal energy generation in Europe. Enviva’s long-term contracted wood pellets at $220 to $260 per MT makes biomass generation in the EU more profitable than conventional generation, especially compared to delivered liquified natural gas prices. Biomass continues to be very price competitive, with biomass currently forecasted to be cheaper than natural gas and coal at most points along forward curves.

Today, Enviva announced its first sales into the emerging biomass market in Poland, to a new credit-worthy European customer. Enviva has sold two test shipments for consumption in Poland that are scheduled to be loaded during third-quarter 2023. Poland has one of the highest per-capita rates of coal usage in the EU, and historically has been very dependent on Russian fossil fuels. Poland is progressing with its energy transition plans to meet 2030 and 2050 renewable energy targets, and in the Polish National Energy and Climate Plan, the government declared that “by 2030, the consumption of biomass for heat production in heating plants must grow almost 10 times.” The government is consolidating coal plants to manage the carbon transformation of its asset base, and is in the process of amending renewable energy regulation, which is expected to support the conversion of coal plants to biomass usage.

Driven in large part by the strong contracting environment in Europe, on average, Enviva’s new long-term off-take contract pricing over the last 12 months is approximately 20% higher than Enviva’s existing long-term off-take contracts scheduled to expire over the next 3 years.

Pricing of Enviva’s long-term, take-or-pay off-take contracts is not generally exposed to, nor predominantly driven by, current commodity prices, but rather our customers’ longer-term view of securing a long-term, cost-competitive, and renewable, sustainable feedstock over timeframes spanning from 5 to more than 20 years.

As of July 1, 2023, Enviva’s total weighted-average remaining term of take-or-pay off-take contracts is approximately 13.4 years, with a total contracted revenue backlog of approximately $23.1 billion.

This contracted revenue backlog is complemented by a customer sales pipeline exceeding $52 billion, which includes contracts in various stages of negotiation. Given the quality and size of this backlog and of our current customer sales pipeline, we believe we will be able to support the addition of at least two new fully contracted wood pellet production plants in addition to Epes and Bond, along with several highly accretive capital-light projects in the coming years. We expect to construct our new fully contracted wood pellet production plants at an approximately 5 times adjusted EBITDA project investment multiple.

European Union – Renewable Energy Directive Update

On June 19, 2023, EU ambassadors approved and published the Renewable Energy Directive III (“RED III”) text, pursuant to which primary woody biomass continues to be counted as 100% renewable and zero-rated in the EU Emissions Trading System (EU ETS), provided sustainability criteria are fulfilled. As the world’s leading producer of sustainably sourced woody biomass, Enviva is confident it will be able to meet all updated sustainability criteria, enabling its customers to continue to make an important contribution to achieving global climate goals.

The final approval of RED III by the EU Council of Ministers and the EU Parliament is expected to take place by October 2023, after which RED III will become law and the process for national implementation will begin. Member states will have 18 months for implementation.

The final language of RED III includes: additional sustainability criteria for woody biomass, with which Enviva is compliant; assurances that electricity-only plants already receiving subsidies will continue to do so, meaning Enviva’s existing off-take contracts are not impacted; continuing availability of financial support to electricity-only installations where Bioenergy with Carbon Capture and Storage (BECCS) is used (this is a pivotal technology for reaching net zero and a key focus for many of Europe’s power generators); and the availability of financial support for all other end uses of woody biomass, which should provide further tailwinds to Enviva’s growth in combined heat and power, hard-to-abate sectors, and advanced biofuels.

Sustainability Update

In June 2023, we commemorated the first anniversary of the Enviva Heirs Property Fund, launched to assist families in the U.S. Southeast secure clear and marketable title and capture sustainable value from their land assets through direct support for professional services, and to advocate for public policy solutions to help end involuntary land loss. The issue of heirs property predominantly affects southern Black landholders, and has been a significant driver of Black land loss over the last century – the Federation of Southern Cooperatives estimates that from 1910 to 2007, Black farmers lost approximately 80 percent of their land, from about 20 million acres to about 1.9 million acres today.

Enviva is committed to making a positive impact in the communities we call home. Recognizing that there are well-established groups who have been working in this space for decades, Enviva has formalized partnerships over the past year with the Sustainable Forestry and Land Retention Project and other regional organizations like the Winston County Self Help Cooperative, the Roanoke Electric Cooperative, and the Black Family Land Trust. With the help of these organizations, we have invested more than $200,000 in assisting families retain and manage approximately 800 acres of land in Enviva’s operating footprint in the first year of the Fund. In addition to securing legal land ownership for families, the Enviva Heirs Property Fund is supporting educational initiatives and training on best practices for forest and land management, sustainable farming techniques, and harvest merchandising. Enviva remains committed to working with families, landowners, and well-established organizations to support land retention efforts in the states in which we operate.

Asset Update

Construction of Epes is progressing well, and we continue to expect that the facility will be operational in mid-2024. The Epes plant has been designed using learnings from the Company’s existing ten plants to deliver an improved and modernized model known as the EVA-1100. The new blueprint is being used as the standardized plant design for our future 1.1 million MTPY production capacity plants, including Epes.

In addition to Epes, we are moving forward with our process to enter into construction agreements with one or more EPC firms to complete the engineering, procurement, and construction of Bond and future similar plants. We have all the necessary permits in hand for our Bond development, and expect to have a signed EPC agreement during fourth-quarter 2023.

Because Enviva’s top financial priority is effectively managing liquidity and leverage to achieve our targets, we are monitoring the progress we make with the cost profile and improving production rates of our existing asset fleet. To the extent we are not on pace with reaching our targets, we have the opportunity to defer the build timing of Bond and move the in-service date back by approximately six to twelve months without impacting customer commitments, thus enhancing our near-term liquidity and leverage profile, and potentially reducing the likelihood of needing to access capital markets to fund Bond. This deferral of Bond timing would move the planned in-service date from mid-2025 into 2026.

We continue to project that average cost per plant for the next four greenfield projects (including Epes and Bond) will be approximately $375 million, and we also expect a five-times, or better, project-level adjusted EBITDA investment multiple, which implies annual plant-level adjusted EBITDA of $75 million to $90 million, when the production ramp is complete. Our expectation is that Epes will generate a five-times return, with subsequent plants achieving a higher return on invested capital given the higher off-take contract pricing environment relative to most of our historical long-term off-take contracts.

Enviva recently submitted applications for both Epes and Bond related to the “Qualifying Advanced Energy Project Credit (48C) Program”. If successful, Enviva could be granted investment tax credits that can be monetized for a value up to 30% of the total eligible capital investment cost of each project. Enviva expects to be notified in the coming months as to the likelihood of receiving such tax credits.

Second-Quarter 2022 Earnings Call Details

Enviva will host a webcast and conference call on Thursday, August 3, 2023 at 10:00 a.m. Eastern Time to discuss second-quarter results and the Company’s outlook. The conference call number for North American participation is +1 (877) 883-0383, and for international callers is +1 (412) 902-6506. The passcode is 8363501. Alternatively, the call can be accessed online through a webcast link provided on Enviva’s Events & Presentations website page, located at ir.envivabiomass.com.

About Enviva

Enviva Inc. (NYSE: EVA) is the world’s largest producer of industrial wood pellets, a renewable and sustainable energy source produced by aggregating a natural resource, wood fiber, and processing it into a transportable form, wood pellets. Enviva owns and operates ten plants with a combined production capacity of approximately 6.2 million metric tons per year in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi, and is constructing its 11th plant in Epes, Alabama. Enviva is planning to commence construction of its 12th plant, near Bond, Mississippi, in 2023. Enviva sells most of its wood pellets through long-term, take-or-pay off-take contracts with primarily creditworthy customers in the United Kingdom, the European Union, and Japan, helping to accelerate the energy transition and to defossilize hard-to-abate sectors like steel, cement, lime, chemicals, and aviation. Enviva exports its wood pellets to global markets through its deep-water marine terminals at the Port of Chesapeake, Virginia, the Port of Wilmington, North Carolina, and

the Port of Pascagoula, Mississippi, and from third-party deep-water marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva, please visit our website at www.envivabiomass.com. Follow Enviva on social media @Enviva.

Financial Statements
ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and number of shares)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,342	$3,417
Accounts receivable	146,434	169,847
Other accounts receivable	16,267	8,950
Inventories	198,546	158,884
Short-term customer assets	27,244	21,546
Prepaid expenses and other current assets	11,541	7,695
Total current assets	402,374	370,339
Property, plant, and equipment, net	1,641,753	1,584,875
Operating lease right-of-use assets	98,463	102,623
Goodwill	103,928	103,928
Long-term restricted cash	153,280	247,660
Long-term customer assets	111,839	118,496
Other long-term assets	41,203	23,519
Total assets	$2,552,840	$2,551,440
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$40,939	$37,456
Accrued and other current liabilities	143,949	146,497
Customer liabilities	33,903	75,230
Current portion of interest payable	35,880	32,754
Current portion of long-term debt and finance lease obligations	16,130	20,993
Deferred revenue	46,190	32,840
Financial liability pursuant to repurchase accounting	194,350	111,913
Total current liabilities	511,341	457,683
Long-term debt and finance lease obligations	1,392,321	1,571,766
Long-term operating lease liabilities	110,856	115,294
Deferred tax liabilities, net	2,100	2,107
Long-term deferred revenue	130,047	41,728
Other long-term liabilities	67,821	76,106
Total liabilities	2,214,486	2,264,684
Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.001 par value, 100,000,000 shares authorized, none issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.001 par value, 600,000,000 shares authorized, 74,415,357 and 66,966,092 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	74	67
Additional paid-in capital	726,786	502,554
Accumulated deficit	(341,050)	(168,307)
Accumulated other comprehensive income	191	197
Total Enviva Inc.’s shareholders’ equity	386,001	334,511
Noncontrolling interests	(47,647)	(47,755)
Total shareholders’ equity	338,354	286,756
Total liabilities and shareholders’ equity	$2,552,840	$2,551,440

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Product sales	$288,150	$293,615	$548,398	$524,527
Other revenue	13,755	2,706	22,589	4,776
Net revenue	301,905	296,321	570,987	529,303
Operating costs and expenses:
Cost of goods sold, excluding items below	260,143	250,276	513,358	461,312
Loss on disposal of assets	3,177	2,282	6,806	3,183
Selling, general, administrative, and development expenses	21,987	27,704	52,941	61,395
Restructuring inclusive of severance expenses	13,585	—	13,585	—
Depreciation and amortization	29,965	28,833	64,639	51,392
Total operating costs and expenses	328,857	309,095	651,329	577,282
Loss from operations	(26,952)	(12,774)	(80,342)	(47,979)
Other (expense) income:
Interest expense	(17,272)	(13,959)	(40,665)	(23,929)
Interest expense on repurchase accounting	(11,558)	—	(51,931)	—
Total interest expense	(28,830)	(13,959)	(92,596)	(23,929)
Other income (expense), net	17	(611)	326	(727)
Total other expense, net	(28,813)	(14,570)	(92,270)	(24,656)
Net loss before income taxes	(55,765)	(27,344)	(172,612)	(72,635)
Income tax expense (benefit)	11	(2)	23	14
Net loss	$(55,776)	$(27,342)	$(172,635)	$(72,649)

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(172,635)	$(72,649)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	64,952	51,392
Interest expense pursuant to repurchase accounting	51,931	—
Amortization of debt issuance costs, debt premium, and original issue discounts	1,297	1,260
Loss on disposal of assets	6,806	3,183
Deferred taxes	23	—
Non-cash equity-based compensation and other expense	32,136	20,023
Fair value changes in derivatives	(1,916)	4,519
Unrealized loss (gain) on foreign currency transactions, net	77	(95)
Change in operating assets and liabilities:
Accounts and other receivables	19,381	(13,573)
Prepaid expenses and other current and long-term assets	(1,093)	(21,687)
Inventories	(8,164)	(14,399)
Finished goods subject to repurchase accounting	(29,389)	—
Derivatives	1,188	(3,983)
Accounts payable, accrued liabilities, and other current liabilities	(25,476)	(10,852)
Deferred revenue	101,669	(178)
Accrued interest	3,126	(1,123)
Other long-term liabilities	(14,134)	(10,729)
Net cash provided by (used in) operating activities	29,779	(68,891)
Cash flows from investing activities:
Purchases of property, plant, and equipment	(136,871)	(97,405)
Payment for acquisition of a business	—	(5,000)
Net cash used in investing activities	(136,871)	(102,405)
Cash flows from financing activities:
Principal payments on senior secured revolving credit facility, net	(281,500)	(36,000)
Proceeds from debt issuance	102,900	31,270
Proceeds from capital contribution of New Market Tax Credit financing	—	12,763
Principal payments on other long-term debt and finance lease obligations	(16,089)	(16,474)
Cash paid related to debt issuance costs and deferred offering costs	(1,769)	(5,308)
Support payments received	9,821	4,197
Proceeds from sale of finished goods subject to repurchase accounting	23,545	—
Proceeds from issuance of Series A Preferred Stock, net, which was converted into common stock	247,924	—
Proceeds from issuance of Enviva Inc. common shares, net	—	333,009
Cash dividends	(57,020)	(105,646)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(16,175)	(16,577)
Net cash provided by financing activities	11,637	201,234
Net (decrease) increase in cash, cash equivalents, and restricted cash	(95,455)	29,938
Cash, cash equivalents, and restricted cash, beginning of period	251,077	18,518
Cash, cash equivalents, and restricted cash, end of period	$155,622	$48,456

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (continued)
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Non-cash investing and financing activities:
Property, plant, and equipment acquired included in accounts payable and accrued liabilities	$15,286	$12,843
Supplemental information:
Interest paid, net of capitalized interest	$36,884	$23,432

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, and adjusted EBITDA to measure our financial performance.
The estimated incremental adjusted EBITDA that can be expected from Enviva’s development of new wood pellet plant capacity is based on an internal financial analysis of the anticipated benefit from the incremental production capacity and cost savings we expect to realize. Such estimates are based on numerous assumptions and are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks that could cause actual results and amounts to differ materially from such estimates. A reconciliation of the estimated incremental adjusted EBITDA expected to be generated by a new wood pellet production plant constructed by Enviva to the closest GAAP financial measure, net income (loss), is not provided because net income (loss) expected to be generated is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to the financing of such a plant and depreciation is not available at this time.
Adjusted Net Income (Loss)
We define adjusted net income (loss) as net income (loss) excluding acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, Support Payments, Executive separation, and early retirement of debt obligation. We believe that adjusted net income (loss) enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.
Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding loss on disposal of assets and impairment of assets, non-cash equity-based compensation and other expense, depreciation and amortization, changes in unrealized derivative instruments related to hedged items, cash-based restructuring expense, acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, and Support Payments. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our cost of goods sold for a view of profitability and performance on a total-dollar and a per-metric ton basis. Adjusted gross margin and adjusted gross margin per metric ton primarily will be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our wood pellet production plants and our production and distribution of wood pellets.
Adjusted EBITDA
We define adjusted EBITDA as net income (loss) excluding depreciation and amortization, total interest expense, income tax expense (benefit), early retirement of debt obligation, non-cash equity-based compensation and other expense, loss on disposal of assets and impairment of assets, changes in unrealized derivative instruments related to hedged items, cash-based restructuring inclusive of severance expense, acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, Support Payments, and Executive separation. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Limitations of Non-GAAP Financial Measures
Adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, and adjusted EBITDA are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, or adjusted EBITDA in isolation or as substitutes for analysis of our results as reported in accordance with GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted net loss, adjusted gross margin, adjusted gross margin per metric ton, and adjusted EBITDA to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
Reconciliation of net loss to adjusted net loss:
Net loss	$(55,776)	$(27,342)	$(172,635)	$(72,649)
Acquisition and integration costs and other	—	3,591	—	14,369
Effects of COVID-19	—	—	—	15,189
Effects of the war in Ukraine	—	—	—	5,051
Support Payments	—	6,236	2,050	14,085
Adjusted net loss	$(55,776)	$(17,515)	$(170,585)	$(23,955)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross margin(1)	$10,444	$16,816	$(10,291)	$16,555
Loss on disposal of assets and impairment of assets	3,177	2,282	6,974	3,183
Non-cash equity-based compensation and other expense	363	567	3,618	1,301
Depreciation and amortization	28,141	26,948	61,114	48,254
Changes in unrealized derivative instruments	(726)	2,145	(728)	535
Acquisition and integration costs and other	—	(244)	—	2,557
Effects of COVID-19	—	—	—	13,942
Effects of the war in Ukraine	—	—	—	5,051
Support Payments	—	6,236	2,050	14,085
Adjusted gross margin	$41,399	$54,750	$62,737	$105,463
Metric tons sold	1,302	1,275	2,492	2,371
Gross margin per metric ton	$8.02	$13.19	$(4.13)	$6.98
Adjusted gross margin per metric ton	$31.80	$42.94	$25.18	$44.48
(1)Gross margin is defined as net revenue less cost of goods sold (including related depreciation and amortization and loss on disposal of assets).

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
Reconciliation of net loss to adjusted EBITDA:
Net loss	$(55,776)	$(27,342)	$(172,635)	$(72,649)
Add:
Depreciation and amortization(1)	30,278	28,833	64,952	51,392
Total interest expense	28,830	13,959	92,596	23,929
Income tax expense (benefit)	11	(2)	23	14
Non-cash equity-based compensation and other expense(2)	17,223	9,763	33,229	20,917
Loss on disposal of assets and impairment of assets(3)	3,393	2,282	7,190	3,183
Changes in unrealized derivative instruments	(726)	2,145	(728)	535
Cash-based restructuring inclusive of severance expense	2,725	—	2,725	—
Acquisition and integration costs and other	—	3,592	—	14,370
Effects of COVID-19	—	—	—	15,189
Effects of the war in Ukraine	—	—	—	5,051
Support Payments	—	6,236	2,050	14,085
Adjusted EBITDA	$25,958	$39,466	$29,402	$76,016
(1)Includes $0.3 million of accelerated leasehold improvement depreciation in connection with the restructuring expenses.
(2)Includes $10.4 million of non-cash equity-based compensation in connection with the restructuring expenses.
(3)Includes $0.2 million of impairment of right-of-use assets related to an office lease in connection with the restructuring expenses.

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income (loss) for Enviva for the quarters ending September 30, 2023 and December 31, 2023 (in millions):

	Three Months Ending September 30, 2023	Three Months Ending December 31, 2023
Estimated net income (loss)	(25) - (5)	40 - 60
Add:
Depreciation and amortization	35	35
Interest expense	20	20
Interest expense on repurchase accounting	15	15
Income tax expense	—	—
Non-cash equity-based compensation expense	10	10
Loss on disposal of assets	—	—
Changes in unrealized derivative instruments	—	—
Cash-based restructuring inclusive of severance	5	—
Support Payments	—	—
Estimated adjusted EBITDA	60 - 80	120 - 140

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income (loss) for Enviva for the twelve months ending December 31, 2023 (in millions):

Twelve Months Ending December 31, 2023
Estimated net income (loss)	(186) - (136)
Add:
Depreciation and amortization	140
Interest expense	80
Interest expense on repurchase accounting	95
Income tax expense	0
Non-cash equity-based compensation expense	55
Loss on disposal of assets	7
Changes in unrealized derivative instruments	0
Cash-based restructuring, inclusive of severance expense	7
Support Payments	2
Estimated adjusted EBITDA	$ 200 - 250

Cautionary Note Concerning Forward-Looking Statements
The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding Enviva’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, and objectives of management are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Enviva disclaims any duty to revise or update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Enviva cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Enviva. These risks include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell or source our products; (iii) our ability to capitalize on higher spot prices and contract flexibility in the future, which is subject to fluctuations in pricing and demand; (iv) the possibility that current market prices may not continue and therefore, in the future, we may not be able to make spot sales and may need to make spot purchases at higher prices; (v) our ability to successfully negotiate, complete, and integrate acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (vi) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (vii) our inability to successfully execute our project development, capacity, expansion, and new facility construction activities on time and within budget; (viii) the creditworthiness of our contract counterparties; (ix) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (x) changes in the price and availability of natural gas, coal, or other sources of energy; (xi) changes in prevailing economic and market conditions; (xii) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xiii) fires, explosions, or other accidents; (xiv) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, or combined heat and power generators; (xv) changes in domestic and foreign tax laws and regulations affecting the taxation of our business and investors; (xvi) changes in the regulatory treatment of biomass in core and emerging markets; (xvii) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xviii) changes in the price and availability of transportation; (xix) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to related risks; (xx) risks related to our indebtedness, including the levels and maturity date of such indebtedness; (xxi) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xxii) changes in the quality specifications for our products that are required by our customers; (xxiii) labor disputes, unionization, or similar collective actions; (xxiv) our inability to hire, train, or retain qualified personnel to manage and operate our business and newly acquired assets; (xxv) risks related to our restructuring plan, the primary components of which are reductions in our workforce and corporate and other costs; (xxvi) the possibility of cyber and malware attacks; (xxvii) our inability to borrow funds and access capital markets; (xxviii) viral contagions or pandemic diseases; (xxix) changes to our leadership and management team; (xxx) overall domestic and global political and economic conditions, including the imposition of tariffs or trade or other economic sanctions, political instability or armed conflict, including the ongoing conflict in Ukraine, rising inflation levels and government efforts to reduce inflation, or a prolonged recession; and (xxxi) risks related to our capital allocation plans and share repurchase program, including the risk that the share repurchase program could increase volatility and fail to enhance stockholder value and the possibility that the share repurchase program may be suspended or discontinued.

Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Enviva’s expectations and projections can be found in Enviva’s periodic filings with the SEC. Enviva’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Kate Walsh
Vice President, Investor Relations
Investor.Relations@envivabiomass.com